UNION PLANTERS CORPORATION

CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2002	2001
Interest income
Interest and fees on loans	$393,659	$529,097
Interest on investment securities
Taxable	55,041	88,685
Tax-exempt	13,145	15,362
Interest on deposits at financial institutions	576	487
Interest on federal funds sold and securities
purchased under agreements to resell	698	519
Interest on trading account assets	2,278	4,237
Interest on loans held for resale	22,527	10,030
Total interest income	487,924	648,417

Interest expense
Interest on deposits	121,649	217,101
Interest on short-term borrowings	7,903	81,864
Interest on long-term debt	38,277	38,426
Total interest expense	167,829	337,391

Net interest income	320,095	311,026
Provision for losses on loans	44,991	25,300

Net interest income after provision for losses on loans	275,104	285,726

Noninterest income
Service charges on deposit accounts	52,293	53,416
Mortgage banking revenue	49,356	41,349
Merchant services income	803	9,660
Factoring commissions and fees	9,025	9,158
Trust service income	7,237	7,084
Profits and commissions from trading activities	1,314	2,718
Investment securities gains	9,236	25
Investments and insurance	12,251	11,661
Other income	33,858	29,843
Total noninterest income	175,373	164,914

Noninterest expense
Salaries and employee benefits	132,763	132,343
Net occupancy expense	25,908	25,767
Equipment expense	21,055	22,134
Goodwill amortization	3,652	11,966
Other intangibles amortization	4,092	4,485
Other expense	80,669	92,977
Total noninterest expense	268,139	289,672

Earnings before income taxes	182,338	160,968
Applicable income taxes	56,415	54,601
Net earnings	$125,923	$106,367

Net earnings applicable to common shares	$125,689	$105,981

Earnings per common share
Basic	$.92	$.78
Diluted	..91	..77
Average common shares outstanding (in thousands)
Basic	136,966	136,600
Diluted	138,942	138,179